SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

AB Municipal Income Fund II
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

URGENT!

WE STILL NEED YOUR PROXY VOTE!!

Dear Shareholder:

We have been trying to get in touch with you regarding a very important matter pertaining to your investment in the AllianceBernstein Municipal Bond Funds. This matter relates to an important operating initiative for the funds that require your response.

Our records indicate that we still have not received your vote. It is important for you to know that if you have redeemed your shares, your vote is still needed.

Your voice is critical in this proxy vote process. This is a very important vote, and a minimum number of votes per fund must be received prior to the special shareholder meeting on February 13, 2025.

Voting is quick and easy. Please take a few minutes to vote today.

Please call (877) 351-4384 (toll free) and provide the reference number above.

•	Monday through Thursday – between 9:00 a.m. and 10:00 p.m., Eastern time
•	Friday – between 9:00 a.m. and 6:00 p.m., Eastern time
•	Saturday – between 10:00 a.m. and 6:00 p.m., Eastern time

When you call the toll-free number, you will speak with a representative of Computershare Fund Services, the firm assisting AllianceBernstein in the effort of gathering votes.

During the call, you will be asked for the above reference number in order to locate your voting record for the funds that you own. You will not be asked any personal information. The representative will not have access to your confidential information and the telephone line is also recorded for your protection. You will receive a confirmation of your vote by mail.

After careful consideration, the Board of Trustees recommends that shareholders vote in favor of the proposals.

We appreciate your voting. Thank you for investing with AllianceBernstein Municipal Bond Funds.